EXHIBIT 2.7

TIRIOS PROPCO SERIES LLC

SERIES DESIGNATION OF

TIRIOS PROPCO SERIES LLC – 1200 SOAPSTONE

 In accordance with the Series Limited Liability Company Agreement of Tirios Propco Series LLC (the “Company”) dated April 13, 2023 (the “Agreement”) and upon the execution of this designation by the Company and Tirios Corporation in its capacity as Managing Member of the Company and Initial Member of Tirios Propco Series LLC – 1200 Soapstone, a series of Tirios Propco Series LLC (“1200 Soapstone”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Tirios Propco Series LLC – 1200 Soapstone, a series of Tirios Propco Series LLC

Effective date	June 1, 2025

Managing Member

Tirios Corporation was appointed as the Managing Member of 1200 Soapstone with effect from the date of the Agreement and shall continue to act as the Managing Member of 1200 Soapstone until dissolution of 1200 Soapstone pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Tirios Corporation

Series Asset

The Series Assets of 1200 Soapstone shall comprise of that certain real property and improvements thereon located at 1200 Soapstone Pass, Maxwell, TX 78656, which will be acquired by 1200 Soapstone upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by 1200 Soapstone from time to time, as determined by the Managing Member in its sole discretion

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of 1200 Soapstone Interests the Company can issue is 1,000 ($100.00 per interest)

Broker	Dalmore Group, LLC, a Delaware Limited Liability Company

Interest Designation	No Interest Designation shall be required in connection with the issuance of 1200 Soapstone Interests

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Voting

Subject to Section 3.5, the 1200 Soapstone Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of 1200 Soapstone Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the 1200 Soapstone Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the 1200 Soapstone Interests;

(b) mergers, consolidations or conversions of 1200 Soapstone or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding 1200 Soapstone Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of 1200 Soapstone Interests shall not be required for any of the other matters specified under Section 12.1

Other rights

Holders of 1200 Soapstone Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of 1200 Soapstone Interests

Officers	There shall initially be no specific officers associated with 1200 Soapstone, although, the Managing Member may appoint Officers of 1200 Soapstone from time to time, in its sole discretion

Aggregate Ownership Limit	The Aggregate Ownership Limit

Minimum Interests	One (1) Interest per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII

[Signature Page Follows]

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IN WITNESS WHEREOF, this Series Designation has been executed as of the effective date written above.

MANAGING MEMBER
TIRIOS CORPORATION

By:	/s/ Sachin Latawa
Sachin Latawa
Chief Executive Officer and President

COMPANY
TIRIOS PROPCO SERIES LLC

By:	Tirios Corporation, its Managing Member

By:	/s/ Sachin Latawa
Sachin Latawa
Chief Executive Officer and President

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